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                                                                   EXHIBIT 10.38



SUMMARY OF 2003 TEAM MEMBER 401K RESTORATION AND PROFIT SHARING PLAN

Under the 2003 Team Member 401K Restoration and Profit Sharing Plan (the "Plan"), a Pool of Funds will be generated based upon a portion of each dollar of pre-tax income earned above certain progressive earnings per share targets in fiscal year 2003. Fifty percent of the pool will be used to match any 401K contributions by team members, up to a maximum of 50% of contributions made by team members during fiscal year 2003, and 50% of the pool will be placed in the profit sharing pool to be distributed pro rata according to each team member's predetermined participation percentage. After the maximum 50% match of 401K contributions is fully funded, any additional funds in the pool will be placed in the profit sharing pool. Team member participation percentages are stated as a percentage of base salary. Participating team members must be employed on or before December 31, 2002 in order to be eligible. Those hired between July 1, 2002 and December 31, 2002 will receive a pro-rata portion of their individual participation percentage. Participating team members must be employed by the Company at the date of the payment in fiscal year 2004.